Exhibit 99.1

Press Contacts:	Ernie Knewitz
(732) 524-6623
(917) 697-2318 (M)

Investor Contacts:	Louise Mehrotra	Sue Hohenleitner
	(732) 524-6491	(732) 524-3709

FOR IMMEDIATE RELEASE

JOHNSON & JOHNSON ANNOUNCES BINDING OFFER FROM THE CARLYLE GROUP TO ACQUIRE ORTHO-CLINICAL DIAGNOSTICS

New Brunswick, NJ, January 16, 2014 -- Johnson & Johnson (NYSE: JNJ) today announced that it has received a binding offer from The Carlyle Group to acquire its Ortho-Clinical Diagnostics business for $4.15 Billion.

“Ortho-Clinical Diagnostics plays an important role in healthcare, and we’re confident that it’s well positioned to serve the interests of its patients, customers, and employees,” said, Alex Gorsky, Chairman and Chief Executive Officer. “This transaction is a result of our disciplined approach to portfolio management in order to achieve the greatest value for Johnson & Johnson.”

The acceptance period for the offer will end on March 31, 2014, unless extended, and during that time Johnson & Johnson will consult with relevant works councils and trade unions. If the offer is accepted by Johnson & Johnson, the proposed transaction would be expected to close toward the middle of the year, pending fulfillment of certain conditions, including, but not limited to, the receipt of applicable anti-trust clearances and other customary closing requirements.

The Company will further discuss the contemplated transaction during its scheduled quarterly earnings meeting on January 21, 2014.

About Ortho-Clinical Diagnostics, Inc.

Ortho-Clinical Diagnostics, Inc. delivers the high-quality in vitro diagnostic products that give healthcare professionals around the world the knowledge they need to make better treatment decisions sooner. The company serves the global transfusion medicine community with donor screening and blood typing products to help ensure every patient receives blood that is safe, the right type and the right unit. Ortho-Clinical Diagnostics also brings sophisticated information management, testing technologies and automation and interpretation tools to clinical laboratories worldwide to help them run more efficiently and improve patient care. For more information, visit www.orthoclinical.com

About Johnson & Johnson

Caring for the world, one person at a time… inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 275 Johnson & Johnson operating companies work with partners in healthcare to touch the lives of over a billion people every day, throughout the world.

Safe Harbor Statement

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, the possibility that the transaction will not be completed, or if completed, not completed in the expected timeframe; general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign healthcare reforms; trends toward healthcare cost containment; increased scrutiny of the healthcare industry by government agencies; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.

###